NEWS RELEASE

Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SeaChange InternationaL Reports

tHIRD qUARTER AND NINE MONTH Fiscal 2013 Results

•	Revenue of $39.2 Million at High End of Guidance
•	Non-GAAP EPS Exceeds High End of Guidance by 33%
•	Increases Revenue and Earnings Guidance for Full Year

ACTON, Mass. (Dec. 4, 2012) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software innovator, today reported revenue of $39.2 million and non-GAAP operating income of $2.9 million or $0.09 per share for the third quarter of fiscal 2013. In comparison, third quarter fiscal 2012 revenue was $42.9 million and non-GAAP operating income was $5.5 million or $0.17 per share. The Company posted U.S. GAAP net income of $0.6 million or $0.02 per share for the third quarter of fiscal 2013 compared to U.S. GAAP net income of $0.4 million or $0.01 per share for the third quarter of fiscal 2012. The Company’s U.S. GAAP third quarter fiscal 2013 results include non-recurring charges which consisted primarily of severance and restructuring charges while the third quarter fiscal 2012 results had non-recurring charges related to professional fees associated with strategic alternatives and earn-out costs from acquisitions.

For the first nine months of fiscal 2013, the Company posted revenues of $112.6 million and non-GAAP operating income of $6.4 million compared to revenues of $121.5 million and non-GAAP operating income of $12.2 million in the same prior period. The Company posted a U.S. GAAP loss from operations for the first nine months of fiscal 2013 of approximately $8.9 million compared to U.S. GAAP income from operations of $0.7 million for the same prior period. Included in the nine month fiscal 2013 results are $7.8 million in charges related to inventory write-downs, professional fees related to divestitures and litigation, severance and restructuring charges and earn-out costs related to acquisitions.

“I’m very pleased with our third quarter results, which came in at the high end of our revenue guidance and significantly exceeded our non-GAAP operating income guidance,” said Raghu Rau, Chief Executive Officer, SeaChange. “The outperformance was driven by increased revenue from new products and continued execution on our cost reduction efforts.”

-more-

SeaChange Q3 FY13/Page 2

Commenting on outlook, Rau stated, “Based on the momentum we are seeing in our business, we are increasing our full year fiscal 2013 revenue and earnings guidance. We anticipate that our full year fiscal 2013 revenue will be in the range of $155 million to $159 million and our non-GAAP operating income will be in the range of $0.38 to $0.41 per share.”

The Company ended the third quarter of fiscal year 2013 with cash, cash equivalents and marketable securities of $100.0 million compared to $93.8 million at the end of January 31, 2012. For the three and nine month periods ended October 31, 2012, the Company has repurchased approximately 687,000 shares and 750,000 shares, respectively, and utilized approximately $5.6 million and $6.1 million, respectively, of cash from its balance sheet under its stock repurchase plan.

The Company will host its third quarter results conference call on Wednesday, December 5, 2012 at 8:30 a.m. E.T. The U.S. dial-in number is 877-407-8037 and the international number is 201-689-8037. A live webcast can be accessed at www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the Investor Relations section of our website simultaneously with this press release.

For those unable to listen to the live conference call, a replay will be available through December 19, 2012, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay conference ID number 404434#. An archived version of the webcast will also be available under the investor relations section of the Company’s website at www.schange.com/IR.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior video platform, advertising and in-home offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

-more-

SeaChange Q3 FY13/Page 3

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding future financial performance, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multi-screen video market; the Company’s ability to successfully introduce new products or enhancements to existing products; worldwide economic cycles; steps taken to address the variability in the market for our products and services; our transition to a pure play software company; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; any decline in demand or average selling prices for our products; the Company’s ability to manage its growth; the risks associated with international operations; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market or other limitations in materials we use to provide our products and services; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions or divestitures made by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; and the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10K filed on April 5, 2012. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

-more-

SeaChange Q3 FY13/Page 4

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	October 31,	January 31,
	2012	2012
Assets
Cash and marketable securities	$99,969	$93,780
Accounts and other receivables, net	45,817	46,774
Inventories, net	7,606	10,218
Prepaid expenses and other current assets	10,110	8,035
Assets held for sale	465	646
Property and equipment, net	19,464	20,162
Goodwill and intangible assets, net	62,617	66,846
Other assets	4,196	4,528
Assets related to discontinued operations	-	47,863
Total assets	$250,244	$298,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$21,694	$24,626
Deferred revenues	29,346	35,735
Other long term liabilities	1,500	8,464
Deferred tax liabilities and income taxes payable	6,339	7,545
Liabilities related to discontinued operations	-	11,544
Total liabilities	58,879	87,914

Total stockholders’ equity	191,365	210,938
Total liabilities and stockholders’ equity	$250,244	$298,852

-more-

SeaChange Q3 FY13/Page 5

SeaChange International, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(unaudited, amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
Revenues:
Products	$15,213	$21,267	$40,681	$53,669
Services	24,036	21,646	71,932	67,799
Total revenues	39,249	42,913	112,613	121,468
Cost of revenues:
Products	5,504	5,184	13,771	14,691
Services	13,807	12,512	39,287	36,054
Amortization of intangible assets	520	769	1,548	1,886
Stock based compensation expense	(85)	140	109	380
Inventory write-down	-	-	1,752	-
Total cost of revenues	19,746	18,605	56,467	53,011
Gross profit	19,503	24,308	56,146	68,457
Operating expenses:
Research and development	9,423	10,518	29,042	30,436
Selling and marketing	3,905	5,112	11,987	15,802
General and administrative	3,728	4,111	12,126	12,247
Amortization of intangible assets	969	948	2,891	2,863
Stock based compensation expense	813	878	2,947	2,754
Earn-outs and change in fair value of earn-outs	64	1,412	1,667	1,517
Professional fees: acquisitions, divestitures, litigation, and
strategic alternatives	26	597	1,445	1,873
Severance and other restructuring costs	1,476	(6)	2,918	221
Total operating expenses	20,404	23,570	65,023	67,713
(Loss) income from operations	(901)	738	(8,877)	744
Other income (expense), net	337	(127)	(92)	128
Gain on sale of investment in affiliates	-	-	814	-
(Loss) income before income taxes and equity income in earnings
of affiliates	(564)	611	(8,155)	872
Income tax benefits	(882)	(368)	(766)	(583)
Equity income in earnings of affiliates, net of tax	49	129	75	215
Income (loss) from continuing operations	367	1,108	(7,314)	1,670
Income (loss) on sale of discontinued operations	124	-	(14,324)	-
Income (loss) from discontinued operations, net of tax	87	(700)	(2,655)	(859)
Net income (loss)	$578	$408	$(24,293)	$811

Net income (loss)	$578	$408	$(24,293)	$811
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,453	321	6,612	2,696
Unrealized loss on marketable securities	(10)	(21)	(10)	(74)
Comprehensive income (loss)	$2,021	$708	$(17,691)	$3,433

Net income (loss) per share:
Basic income (loss) per share	$0.02	$0.01	$(0.75)	$0.03
Diluted income (loss) per share	$0.02	$0.01	$(0.75)	$0.02
Net income (loss) per share from continuing operations:
Basic income (loss) per share	$0.01	$0.03	$(0.23)	$0.06
Diluted income (loss) per share	$0.01	$0.03	$(0.23)	$0.05
Net income (loss) per share from discontinued operations:
Basic income (loss) per share	$0.01	$(0.02)	$(0.52)	$(0.03)
Diluted income (loss) per share	$0.01	$(0.02)	$(0.52)	$(0.03)
Weighted average common shares outstanding:
Basic	32,474	32,132	32,554	32,055
Diluted	33,013	32,817	32,554	32,706

-more-

SeaChange Q3 FY13/Page 6

Use of Non-GAAP Financial Information

Beginning with the first quarter of fiscal 2013, we changed our reported non-GAAP measure of financial performance to both non-GAAP income from operations and adjusted EBITDA. We define non-GAAP income from operations as U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) operating income or loss plus stock-based compensation expenses, amortization of intangible assets, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives and severance and other restructuring costs. We define adjusted EBITDA as U.S. GAAP operating income or loss before depreciation expense, amortization of intangible assets, stock-based compensation expense, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions, divestitures, litigation and strategic alternatives, severance and other restructuring costs. In periodic communications, we have discussed non-GAAP income from operations and also believe that adjusted EBITDA are both important measures that are not calculated according to U.S. GAAP. We use non-GAAP income from operations and adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP income from operations and adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP income from operations and adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP income from operations and adjusted EBITDA financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

In managing and reviewing our business performance, we exclude a number of items required by U.S. GAAP. Management believes that excluding these items is useful in understanding the trends and managing our operations. We provide these supplemental non-GAAP measures in order to assist the investment community to see SeaChange through the “eyes of management,” and therefore enhance the understanding of SeaChange’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

Amortization of Intangible Assets. We incur amortization expense of intangibles related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

Stock-based Compensation Expense. We incur expenses related to stock-based compensation included in our U.S. GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense we incur and is viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

-more-

SeaChange Q3 FY13/Page 7

Inventory Write-down. We incur inventory write-downs of our legacy product lines as we end of life certain product lines to focus on selling our new products being developed.

Earn-outs and Change in Fair Value of Earn-outs. Earn-outs and the change in the fair value of the earn-outs are considered by management to be non-recurring expenses to the former shareholders of the businesses we acquire. We also incur expense due to changes in fair value related to contingent consideration that we believe would otherwise impair comparability among periods.

Professional Fees: Acquisitions, Divestitures, Litigation and Strategic Alternatives. We have excluded the effect of professional fees associated with our acquisitions and divestitures, litigation and strategic alternatives because the amount and timing of these expenses are largely non-recurring.

Severance and Other Restructuring. We incurred charges due to the restructuring of our business, including severance charges and facility reductions resulting from our restructuring and streamlining efforts and any changes due to revised estimates, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. We also incurred charges for the hiring and appointment of the Chief Executive Officer.

Depreciation Expense. We incur depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance. Management believes that exclusion of depreciation expense allows comparisons of operating results that are consistent across past, present and future periods.

The following tables reconcile the Company’s income (loss) from operations, the most directly comparable U.S. GAAP financial measure to the Company’s non-GAAP income from operations and the reconciliation of our U.S. GAAP income or loss from operations to our adjusted EBITDA for the three and nine months ended October 31, 2012 and 2011 (amounts in thousands except per share and percentage data):

-more-

SeaChange Q3 FY13/Page 8

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP and Calculation of Adjusted EBITDA

(Unaudited, amounts in thousands, except per share and percentage data)

	Three Months Ended			Three Months Ended
	October 31, 2012			October 31, 2011
	GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$15,213	$-	$15,213	$21,267	$-	$21,267
Services	24,036	-	24,036	21,646	-	21,646
Total revenues	39,249	-	39,249	42,913	-	42,913

Cost of revenues:
Products	5,504	-	5,504	5,184	-	5,184
Services	13,807	-	13,807	12,512	-	12,512
Amortization of intangible assets	520	(520)	-	769	(769)	-
Stock-based compensation	(85)	85	-	140	(140)	-
Inventory write-down	-	-	-	-	-	-
Total cost of revenues	19,746	(435)	19,311	18,605	(909)	17,696

Gross profit	19,503	435	19,938	24,308	909	25,217
Gross profit percentage	49.7%	1.1%	50.8%	56.6%	2.1%	58.8%

Operating expenses:
Research and development	9,423	-	9,423	10,518	-	10,518
Selling and marketing	3,905	-	3,905	5,112	-	5,112
General and administrative	3,728	-	3,728	4,111	-	4,111
Amortization of intangible assets	969	(969)	-	948	(948)	-
Stock-based compensation expense	813	(813)	-	878	(878)	-
Earn-outs and change in fair value of
earn-outs	64	(64)	-	1,412	(1,412)	-
Professional fees: acquisitions, divestitures,
litigation and strategic alternatives	26	(26)	-	597	(597)	-
Severance and other restructuring costs	1,476	(1,476)	-	(6)	6	-
Total operating expenses	20,404	(3,348)	17,056	23,570	(3,829)	19,741
(Loss) income from operations	$(901)	$3,783	$2,882	$738	$4,738	$5,476
(Loss) income from operations percentage	(2.3%)	9.6. %	7.3. %	1.7. %	11.0. %	12.8. %

Basic shares outstanding			32,474			32,132
Basic non-GAAP earnings per share			$0.09			$0.17

Adjusted EBITDA:

(Loss) income from operations			$(901)			$738

Depreciation expense			1,034			1,274
Amortization of intangible assets			1,489			1,717
Stock-based compensation expense			728			1,018
Earn-outs and changes in fair value			64			1,412
Professional fees: acquisitions, divestitures, etc.			26			597
Inventory write-down			-			-
Severance and other restructuring			1,476			(6)

Adjusted EBITDA			$3,916			$6,750
Adjusted EBITDA %			10.0%			15.7%

-more-

SeaChange Q3 FY13/Page 9

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP and Calculation of Adjusted EBITDA

(Unaudited, amounts in thousands, except per share and percentage data)

	Nine Months Ended			Nine Months Ended
	October 31, 2012			October 31, 2011
	GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported		Adjustments	Non-GAAP
Revenues:
Products	$40,681	$-	$40,681	$53,669		$-	$53,669
Services	71,932	-	71,932	67,799		-	67,799
Total revenues	112,613	-	112,613	121,468		-	121,468

Cost of revenues:
Products	13,771	-	13,771	14,691		-	14,691
Services	39,287	-	39,287	36,054		-	36,054
Amortization of intangible assets	1,548	(1,548)	-	1,886		(1,886)	-
Stock-based compensation	109	(109)	-	380		(380)	-
Inventory write-down	1,752	(1,752)	-	-		-	-
Total cost of revenues	56,467	(3,409)	53,058	53,011		(2,266)	50,745

Gross profit	56,146	3,409	59,555	68,457		2,266	70,723
Gross profit percentage	49.9%	3.0%	52.9%	56.4%		1.9%	58.2%

Operating expenses:
Research and development	29,042	-	29,042	30,436		-	30,436
Selling and marketing	11,987	-	11,987	15,802		-	15,802
General and administrative	12,126	-	12,126	12,247		-	12,247
Amortization of intangible assets	2,891	(2,891)	-	2,863		(2,863)	-
Stock-based compensation expense	2,947	(2,947)	-	2,754		(2,754)	-
Earn-outs and change in fair value of
earn-outs	1,667	(1,667)	-	1,517		(1,517)	-
Professional fees: acquisitions, divestitures,
litigation and strategic alternatives	1,445	(1,445)	-	1,873		(1,873)	-
Severance and other restructuring costs	2,918	(2,918)	-	221		(221)	-
Total operating expenses	65,023	(11,868)	53,155	67,713		(9,228)	58,485
(Loss) income from operations	$(8,877)	$15,277	$6,400	$744		$11,494	$12,238
(Loss) income from operations percentage	(7.9%)	13.6. %	5.7. %	0.6.	%	9.5. %	10.1. %

Basic shares outstanding			32,554				32,055
Basic non-GAAP earnings per share			$0.20				$0.38

Adjusted EBITDA:

(Loss) income from operations			$(8,877)				$744

Depreciation expense			3,341				4,157
Amortization of intangible assets			4,439				4,749
Stock-based compensation expense			3,056				3,134
Earn-outs and changes in fair value			1,667				1,517
Professional fees: acquisitions, divestitures, etc.			1,445				1,873
Inventory write-down			1,752				-
Severance and other restructuring			2,918				221

Adjusted EBITDA			$9,741				$16,395
Adjusted EBITDA %			8.6%				13.5%

-more-

SeaChange Q3 FY13/Page 10

Modification of Presentation of Non-GAAP Information and Change in Calculation of Adjusted EBITDA

SeaChange has modified its presentation of U.S. GAAP to non-GAAP earnings per share to enhance our presentation of financial results to our investors. We have also changed our calculation of adjusted EBITDA to exclude other income (expense), such as translation gain/(loss) on foreign exchange, interest income (expense), unrealized losses on marketable securities, equity income in earnings of affiliates and gains on sales of investments in affiliates.

For comparison, we have revised our presentation of U.S. GAAP to non-GAAP and adjusted EBITDA below for periods presented:

-more-

SeaChange Q3 FY13/Page 11

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share and percentage data)

	Three Months Ended			Three Months Ended			Three Months Ended			Nine Months Ended
	April 30, 2012			July 31, 2012			October 31, 2012			October 31, 2012
	GAAP			GAAP			GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$11,927	$-	$11,927	$13,541	$-	$13,541	$15,213	$-	$15,213	$40,681	$-	$40,681
Services	24,699	-	24,699	23,197	-	23,197	24,036	-	24,036	71,932	-	71,932
Total revenues	36,626	-	36,626	36,738	-	36,738	39,249	-	39,249	112,613	-	112,613

Cost of revenues:
Products	3,551	-	3,551	4,716	-	4,716	5,504	-	5,504	13,771	-	13,771
Services	12,280	-	12,280	13,200	-	13,200	13,807	-	13,807	39,287	-	39,287
Amortization of intangible assets	525	(525)	-	503	(503)	-	520	(520)	-	1,548	(1,548)	-
Stock-based compensation	117	(117)	-	77	(77)	-	(85)	85	-	109	(109)	-
Inventory write-down	-	-	-	1,752	(1,752)	-	-	-	-	1,752	(1,752)	-
Total cost of revenues	16,473	(642)	15,831	20,248	(2,332)	17,916	19,746	(435)	19,311	56,467	(3,409)	53,058

Gross profit	20,153	642	20,795	16,490	2,332	18,822	19,503	435	19,938	56,146	3,409	59,555
Gross profit percentage	55.0%	1.8%	56.8%	44.9%	6.3%	51.2%	49.7%	1.1%	50.8%	49.9%	3.0%	52.9%

Operating expenses:
Research and development	9,955	-	9,955	9,664	-	9,664	9,423	-	9,423	29,042	-	29,042
Selling and marketing	4,133	-	4,133	3,949	-	3,949	3,905	-	3,905	11,987	-	11,987
General and administrative	4,365	-	4,365	4,033	-	4,033	3,728	-	3,728	12,126	-	12,126
Amortization of intangible assets	978	(978)	-	944	(944)	-	969	(969)	-	2,891	(2,891)	-
Stock-based compensation expense	911	(911)	-	1,223	(1,223)	-	813	(813)	-	2,947	(2,947)	-
Earn-outs and change in fair value of
earn-outs	60	(60)	-	1,543	(1,543)	-	64	(64)	-	1,667	(1,667)	-
Professional fees: acquisitions, divestitures,
litigation and strategic alternatives	950	(950)	-	469	(469)	-	26	(26)	-	1,445	(1,445)	-
Severance and other restructuring costs	(28)	28	-	1,470	(1,470)	-	1,476	(1,476)	-	2,918	(2,918)	-
Total operating expenses	21,324	(2,871)	18,453	23,295	(5,649)	17,646	20,404	(3,348)	17,056	65,023	(11,868)	53,155
(Loss) income from operations	$(1,171)	$3,513	$2,342	$(6,805)	$7,981	$1,176	$(901)	$3,783	$2,882	$(8,877)	$15,277	$6,400
(Loss) income from operations percentage	(3.2%)	9.6. %	6.4. %	(18.5%)	21.7. %	3.2. %	(2.3%)	9.6. %	7.3. %	(7.9%)	13.6. %	5.7. %

Basic shares outstanding			32,544			32,629			32,474			32,554
Basic non-GAAP earnings per share			$0.07			$0.04			$0.09			$0.20

Adjusted EBITDA:

Loss from operations			$(1,171)			$(6,805)			$(901)			$(8,877)

Depreciation expense			1,353			954			1,034			3,341
Amortization of intangible assets			1,503			1,447			1,489			4,439
Stock-based compensation expense			1,028			1,300			728			3,056
Earn-outs and changes in fair value			60			1,543			64			1,667
Professional fees: acquisitions, divestitures, etc.			950			469			26			1,445
Inventory write-down			-			1,752			-			1,752
Severance and other restructuring			(28)			1,470			1,476			2,918

Adjusted EBITDA			$3,695			$2,130			$3,916			$9,741
Adjusted EBITDA %			10.1%			5.8%			10.0%			8.6%

-more-

SeaChange Q3 FY13/Page 12

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share and percentage data)

	Three Months Ended			Three Months Ended				Three Months Ended			Three Months Ended			For the Year Ended
	April 30, 2011			July 31, 2011				October 31, 2011			January 31, 2012			January 31, 2012
	GAAP			GAAP				GAAP			GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported		Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$17,353	$-	$17,353	$15,049		$-	$15,049	$21,267	$-	$21,267	$19,488	$-	$19,488	$73,157	$-	$73,157
Services	22,816	-	22,816	23,337		-	23,337	21,646	-	21,646	23,836	-	23,836	91,635	-	91,635
Total revenues	40,169	-	40,169	38,386		-	38,386	42,913	-	42,913	43,324	-	43,324	164,792	-	164,792

Cost of revenues:
Products	4,966	-	4,966	4,541		-	4,541	5,184	-	5,184	5,596	-	5,596	20,287	-	20,287
Services	12,413	-	12,413	11,129		-	11,129	12,512	-	12,512	13,140	-	13,140	49,194	-	49,194
Amortization of intangible assets	601	(601)	-	516		(516)	-	769	(769)	-	601	(601)	-	2,487	(2,487)	-
Stock-based compensation	151	(151)	-	89		(89)	-	140	(140)	-	17	(17)	-	397	(397)	-
Inventory write-down	-	-	-	-		-	-	-	-	-	430	(430)	-	430	(430)	-
Total cost of revenues	18,131	(752)	17,379	16,275		(605)	15,670	18,605	(909)	17,696	19,784	(1,048)	18,736	72,795	(3,314)	69,481

Gross profit	22,038	752	22,790	22,111		605	22,716	24,308	909	25,217	23,540	1,048	24,588	91,997	3,314	95,311
Gross profit percentage	54.9%	1.9%	56.7%	57.6%		1.6%	59.2%	56.6%	2.1%	58.8%	54.3%	2.4%	56.8%	55.8%	2.0%	57.8%

Operating expenses:
Research and development	9,944	-	9,944	9,974		-	9,974	10,518	-	10,518	9,805	-	9,805	40,241	-	40,241
Selling and marketing	6,140	-	6,140	4,550		-	4,550	5,112	-	5,112	5,209	-	5,209	21,011	-	21,011
General and administrative	4,155	-	4,155	3,981		-	3,981	4,111	-	4,111	4,146	-	4,146	16,393	-	16,393
Amortization of intangible assets	790	(790)	-	1,125		(1,125)	-	948	(948)	-	921	(921)	-	3,784	(3,784)	-
Stock-based compensation expense	1,159	(1,159)	-	717		(717)	-	878	(878)	-	(163)	163	-	2,591	(2,591)	-
Earn-outs and change in fair value of
earn-outs	53	(53)	-	52		(52)	-	1,412	(1,412)	-	1,795	(1,795)	-	3,312	(3,312)	-
Professional fees: acquisitions, divestitures,											-				-
litigation and strategic alternatives	568	(568)	-	708		(708)	-	597	(597)	-	897	(897)	-	2,770	(2,770)	-
Severance and other restructuring costs	-	-	-	227		(227)	-	(6)	6	-	2,665	(2,665)	-	2,886	(2,886)	-
Total operating expenses	22,809	(2,570)	20,239	21,334		(2,829)	18,505	23,570	(3,829)	19,741	25,275	(6,115)	19,160	92,988	(15,343)	77,645
(Loss) income from operations	$(771)	$3,322	$2,551	$777		$3,434	$4,211	$738	$4,738	$5,476	$(1,735)	$7,163	$5,428	$(991)	$18,657	$17,666
(Loss) income from operations percentage	(1.9%)	8.3. %	6.4. %	2.0.	%	8.9. %	11.0. %	1.7. %	11.0. %	12.8. %	(4.0%)	16.5. %	12.5. %	(0.6%)	11.3. %	10.7. %

Basic shares outstanding			31,934				32,080			32,132			32,206			32,093
Basic non-GAAP earnings per share			$0.08				$0.13			$0.17			$0.17			$0.55

Adjusted EBITDA:

(Loss) income from operations			$(771)				$777			$738			$(1,735)			$(991)

Depreciation expense			1,346				1,540			1,271			2,644			6,801
Amortization of intangible assets			1,391				1,641			1,717			1,522			6,271
Stock-based compensation expense			1,310				806			1,018			(146)			2,988
Earn-outs and changes in fair value			53				52			1,412			1,795			3,312
Professional fees: acquisitions, divestitures, etc.			568				708			597			897			2,770
Inventory write-down			-				-			-			430			430
Severance and other restructuring			-				227			(6)			2,665			2,886

Adjusted EBITDA			$3,897				$5,751			$6,747			$8,072			$24,467
Adjusted EBITDA %			9.7%				15.0%			15.7%			18.6%			14.8%

-more-

SeaChange Q3 FY13/Page 13

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share and percentage data)

	For the Year Ended
	January 31, 2011
	GAAP
	As Reported		Adjustments	Non-GAAP
Revenues:
Products	$82,155		$-	$82,155
Services	91,500		-	91,500
Total revenues	173,655		-	173,655

Cost of revenues:
Products	28,278		-	28,278
Services	45,001		-	45,001
Amortization of intangible assets	1,978		(1,978)	-
Stock-based compensation	332		(332)	-
Inventory write-down	2,474		(2,474)	-
Total cost of revenues	78,063		(4,784)	73,279

Gross profit	95,592		4,784	100,376
Gross profit percentage	55.0%		2.8%	57.8%

Operating expenses:
Research and development	44,077		-	44,077
Selling and marketing	20,309		-	20,309
General and administrative	18,594		-	18,594
Amortization of intangible assets	3,073		(3,073)	-
Stock-based compensation expense	2,266		(2,266)	-
Earn-outs and change in fair value of
earn-outs	764		(764)	-
Professional fees: acquisitions, divestitures,
litigation and strategic alternatives	-		-	-
Severance and other restructuring costs	3,261		(3,261)	-
Total operating expenses	92,344		(9,364)	82,980
Income from operations	$3,248		$14,148	$17,396
Income from operations percentage	1.9.	%	8.1. %	10.0. %

Basic shares outstanding				31,434
Basic non-GAAP earnings per share				$0.55

Adjusted EBITDA:

Income from operations				$3,248

Depreciation expense				6,188
Amortization of intangible assets				5,051
Stock-based compensation expense				2,598
Earn-outs and changes in fair value				764
Professional fees: acquisitions, divestitures, etc.				-
Inventory write-down				2,474
Severance and other restructuring				3,261

Adjusted EBITDA				$23,584
Adjusted EBITDA %				13.6%

-more-

SeaChange Q3 FY13/Page 14

SeaChange International, Inc.

Third Quarter and Year to Date Fiscal Year 2013 Results

Prepared Remarks

December 4, 2012

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin tomorrow, Dec. 5, at 8:30 a.m. E.T. and will include comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

-	Telephone: 877-407-8037 (U.S.) and 201-689-8037 (international)
-	Live webcast: www.schange.com/IR (An archived webcast also will be available at this site.)

Fiscal 2013 Third Quarter and Year to Date Financial Discussion (excludes discontinued operations)

Product Revenue. Product revenue for the three months ended October 31, 2012 decreased $6.1 million, or 28.5% over the same period of fiscal 2012, primarily due to the following:

•	A $2.5 million decrease in back office revenue for the period. The decrease was primarily due to lower demand for our legacy products from North American customers and a $1.9 million decrease due to a change in classification of revenue recorded from our subscription agreement with Comcast from the prior fiscal year. This agreement included specified product enhancements in the prior fiscal year and therefore was recorded as product revenues. The current agreement with Comcast signed in the second quarter of fiscal 2013 contains no specified product enhancements and so revenue recognized under this agreement is now recorded as service revenue;

•	Lower advertising product revenues of $0.5 million due to lower license revenue from North American service providers, a result of lower demand for our legacy products;

•	A $2.1 million decrease in home gateway revenues due to significant home gateway licensing transactions with a large domestic customer during the third quarter of fiscal 2012, for which there was no comparable amount in the same period of fiscal 2013; and

•	A $1.1 million decrease in revenues from sales of VOD servers, as large shipments of VOD servers were made to customers in North America and Asia in the third quarter of fiscal 2012 that was partially offset by higher shipments of VOD servers to a Latin American customer this quarter.

Product revenue for the nine months ended October 31, 2012 decreased $13.0 million, or 24.2% over the same period of fiscal 2012, primarily due to the following:

•	An $8.1 million decrease for the nine month period in back office revenue due to the change in classification of revenue from the Comcast subscription agreement mentioned above, which resulted in a $5.2 million decrease in product revenues. Additionally, there was a decrease in product revenues in the nine month period due to lower demand for our legacy products from North American customers;

•	Lower advertising product revenues of $4.1 million primarily due to lower license revenue from North American service providers a result of lower demand for our legacy products;

-more-

SeaChange Q3 FY13/Page 15

•	A $2.1 million decrease in home gateway revenues due to a significant home gateway licensing transaction with a large domestic customer during the third quarter of fiscal 2012, for which there was no comparable amount in the same period of fiscal 2013; and

•	Revenues from sales of VOD servers increased $1.1 million during the first nine months of fiscal 2013 as compared to the same period of fiscal 2012 primarily due to a higher number of shipments to Latin American customers this fiscal year that was partially offset by lower shipments of VOD servers to a customer in Asia.

Service Revenue. Service revenue for the three and nine months ended October 31, 2012 increased $2.4 million, or 11.0%, and $4.1 million, or 6.1%, respectively, as compared to the same periods of fiscal 2012.

•	The $2.4 million increase for the three month period was primarily a result of higher home gateway service revenues from several domestic customers during the current period; and

•	The $4.1 million increase for the nine month period was primarily a result of a $5.9 million increase in home gateway service revenues from several domestic customers, a $0.5 million increase in maintenance revenues from our European customers and higher service revenue due to the change in classification of revenue recognized under the Comcast subscription agreement, as noted above. These increases were partially offset by lower VOD and advertising professional services revenues domestically.

Gross Profit and Margin. Cost of product revenues consists primarily of the cost of purchased material components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses, and labor and overhead costs related to software development contracts. Gross profit margin decreased 6.9% and 6.5%, respectively, for the three and nine month periods ending October 31, 2012, as compared to the same periods of the prior year, primarily due to the following:

•	Gross product profit margin decreased by 12 percentage points to 60% for the three months ended October 31, 2012 due primarily to the product mix of higher revenues from reselling certain third-party back office products, which carry lower margins, and the impact from the large home gateway licensing transaction during the third quarter of last fiscal year, which positively impacted product margins during the prior year;

•	Gross product profit margin decreased 11 percentage points for the nine months ended October 31, 2012, from 69% in the same period of the prior fiscal year. The 11 point decrease was primarily due to a $1.8 million inventory write-down during the second quarter of fiscal 2013, the mix of higher revenues from reselling certain third party back office products, a decrease in advertising revenues which typically carry higher margins and a favorable impact to product margins last fiscal year from the large home gateway licensing transaction;

•	Service margins increased one percentage point to 43% for the three months ended October 31, 2012, as compared to same period last year, primarily due to lower professional service headcount costs as we continue to review our cost structure; and

•	Service margins decreased one percentage point from 46% for the nine months ended October 31, 2012, as compared to the same period of last year, primarily due to higher absorption of research and development to cost of sales, a result of higher home gateway service revenues which require greater customization work. This was partially offset by lower professional services costs.

-more-

SeaChange Q3 FY13/Page 16

Inventory Write-down. In the nine months ended October 31, 2012, we incurred a $1.8 million charge for inventory write-downs due to lower foreseeable demand for some of our legacy product lines, in particular, hardware components related to certain discontinued VOD server product lines, as we focus on selling the new products being developed. We will continue to review our inventory levels and may record additional inventory write-downs in future periods.

Research and Development. Research and development expenses consist primarily of employee costs, which include salaries, benefits and related payroll taxes, depreciation of development and test equipment and an allocation of related facility expenses. During the three and nine months ended October 31, 2012, our total research and development expenses decreased by $1.1 million and $1.4 million, respectively, as compared to the same periods of fiscal 2012 as we had lower costs associated with a decrease in headcount, primarily in the VOD server product lines, and a higher absorption of research and development to cost of sales due to higher home gateway service revenues which require customization work which resulted in a decrease in research and development expenses of $2.0 million for the three months ended and $4.1 million for the nine months ended October 31, 2012. These decreases were partially offset by an increase in outside contract labor costs as we bring new products to market in the fourth quarter of fiscal 2013. We will continue to focus our investment in research and development on our next generation product offerings.

Selling and Marketing. Selling and marketing expenses consist primarily of payroll costs, which include salaries and related payroll taxes, benefits and commissions, travel expenses and certain promotional expenses. Selling and marketing expenses decreased $1.2 million, or 23.6%, in the third quarter of fiscal 2013 and $3.8 million, or 24.1%, during the first nine months of fiscal 2013 when compared to the same periods of fiscal 2012. The decreases were primarily due to a reduction in headcounts during the periods which resulted in corresponding reductions in commissions and travel expenses.

General and Administrative. General and administrative expenses consist primarily of employee costs, which include salaries and related payroll taxes and benefit-related costs, legal and accounting services and an allocation of related facilities expenses. General and administrative expenses decreased $0.4 million, or 9.3%, during the third quarter of fiscal 2013 and $0.1 million, or 1.0%, during the first nine months ended October 31, 2012, as compared to the same periods of fiscal 2012. These decreases were due to lower finance headcount related costs and lower corporate legal fees.

Stock-based Compensation Expense. Stock-based compensation expense is related to the issuance of stock grants to our employees, executives and Board of Directors. Stock-based compensation expense decreased $0.3 million, or 28.5%, during the three months ended and $0.1 million for the nine months ended October 31, 2012, as compared to the same periods of fiscal 2012. These decreases were primarily due to a reduction in overall executive headcount in fiscal 2013 and the fourth quarter of fiscal 2012, partially offset by an increase in expenses related to the performance-based stock compensation package granted to our new Chief Executive Officer, who was appointed to his permanent position on May 1, 2012.

Earn-outs and Change in Fair Value of Earn-outs. Earn-out costs include changes in the fair value of acquisition-related contingent consideration, and changes in contingent liabilities related to estimated earn-out payments. During the second quarter of fiscal 2013, we revised our estimate of potential earn-out payments to the former shareholders of VividLogic and recorded a liability of $1.5 million in other accrued expenses on our consolidated balance sheet, to reflect estimated future financial performance compared to the respective earn-out criteria. For the three and nine month periods ended October 31, 2012, we have made cash earn-out payments of $3.1million and $7.3 million, respectively.

-more-

SeaChange Q3 FY13/Page 17

Professional Fees- Acquisitions, Divestitures, Litigation, and Strategic Alternatives. Professional fees in fiscal 2013 are primarily related to fees paid to outside counsel for the divestiture of our Broadcast Servers and Storage business and our Media Services business. It also consists of fees to defend our patent litigation with ARRIS. During the third quarter of fiscal 2013, we incurred minimal charges related to our divestitures. The $0.6 million decrease in professional fees for the three months ended October 31, 2012, as compared to the same period last year was a result of a decrease in charges related to our review of strategic alternatives and patent litigation fees relating to the ARRIS litigation.

For the nine months ended October 31, 2012, professional fees decreased $0.4 million, as compared to the same period last year as we incurred significant costs associated with our review of strategic alternatives and the ARRIS patent litigation, which was partially offset by professional fees incurred in fiscal 2013 relating to our divestitures during the first quarter of fiscal 2013 and the acquisition of Flashlight during the second quarter of fiscal 2013.

Severance and Other Restructuring Expenses. Severance and other restructuring expenses increased $1.5 million and $2.7 million for the three and nine months ended October 31, 2012, respectively, as compared to the same periods of fiscal 2012. During the third quarter of fiscal 2013, we incurred severance charges of $1.3 million related to the departure of nine employees, including two senior executives, as we continued to take actions to lower our cost structure and improve our financial performance. We also incurred a $0.2 million charge to reduce the value of our building in New Hampshire.

For the nine months ended October 31, 2012, we incurred $1.6 million of severance charges relating to the reduction of 30 employees this fiscal year. In addition, we also incurred a $0.8 million charge to write off leasehold improvements for the reduction of space and certain other fixed assets in our leased facility in the Philippines, significantly reducing the size of this facility. We also incurred the $0.2 million charge to reduce the value of our building in New Hampshire and one-time charges totaling $0.2 million for a sign-on bonus, relocation expenses and recruitment fees that relate to the hiring and appointment of a permanent Chief Executive Officer on May 1, 2012. For the three and nine month periods ended October 31, 2012, we have made cash severance payments of $0.8 million and $2.9 million, respectively.

Adjusted EBITDA. During the three and nine month periods ended October 31, 2012, our adjusted EBITDA was $3.9 million and $9.7 million, respectively. For the same three and nine month periods ended October 31, 2011, our adjusted EBITDA was $6.8 million and $16.4 million, respectively. The primary difference between the current three and nine months periods compared to the same prior fiscal year periods is the loss from continuing operations in fiscal 2013 compared to the income from operations in fiscal 2012, severance and restructuring charges as a result of reducing our overall operating costs to further streamline the business and earn-out charges and payments as a result of our prior acquisitions.

---END PRESS RELEASE AND REMARKS---